Exhibit 10.1

AMERICAN STANDARD COMPANIES INC.

2002 OMNIBUS INCENTIVE PLAN

(Restated to include all amendments through May 3, 2007)

SECTION 1

PURPOSE

The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) providing flexibility to the Company to implement annual and long term incentives that are consistent with the Company’s goals, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, and (c) enabling the Company to attract and retain the services of world-class leaders upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Adjustment Event” shall mean any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock of the Company.

(c) “Annual Incentive Award” means an Incentive Award made pursuant to Section 9 with a Performance Cycle of one year or less.

(d) “Beneficial Owner” means any “person”, as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means a Participant’s (i) dishonesty, fraud or misrepresentation, (ii) the Participant’s engaging in conduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to by way of damage to its reputation or standing in the industry, (iii) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony; (iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or (v) a material violation by the Participant of any policy of the Company or any Subsidiary.

(g) “Change of Control” shall mean the occurrence of any of the following events:

(i) any “person”, as such term is used in Section 13(d) of the Act (other than the Company, any Subsidiary or any employee benefit plan maintained by the Company or any Subsidiary (or any trustee or other fiduciary thereof)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities, provided, however, that an acquisition of securities of the Company representing less than 25% of the combined voting power shall not constitute a Change of Control if, prior to meeting the 20% threshold, the members of the Board who are not Employees unanimously adopt a resolution consenting to such acquisition by such Beneficial Owners;

(ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute the Board, together with those individuals who first become directors during such period (other than by reason of an agreement with the Company or the Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the Board;

(iii) the consummation of any merger, consolidation, recapitalization or reorganization involving the Company, other than any such transaction immediately following which the persons who were the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such transaction are the Beneficial Owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity, any Subsidiary or any subsidiary of such surviving entity;

(iv) the sale of substantially all of the assets of the Company to any person other than any Subsidiary or any entity in which the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such sale are the Beneficial Owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; or

(v) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(h) “Change of Control Settlement Value” shall mean, with respect to a share of Common Stock, the excess of the Change of Control Stock Value over the option price of the Option or the base price of the Stock Appreciation Right covering such share of Common Stock, provided that, (i) with respect to any Option which is an Incentive Stock Option immediately prior to the election to receive the Change of Control Settlement Value, the Change of Control Settlement Value shall not exceed the maximum amount permitted for such Option to continue to qualify as an Incentive Stock

Option and (ii) in respect of that portion, if any, of any Option or Stock Appreciation Right that had not become exercisable on or before December 31, 2004, the Change of Control Settlement Value shall not exceed the maximum amount permitted for such Option or Stock Appreciation Right to remain exempt from Section 409A.

(i) “Change of Control Stock Value” shall mean the value of a share of Common Stock determined as follows:

(i) if the Change of Control results from an event described in clause (iii) of the Change of Control definition, the highest per share price paid for shares of Common Stock of the Company in the transaction resulting in the Change of Control; or

(ii) if the Change of Control results from an event described in clause (i), (ii) (iv) or (v) of the Change of Control definition and no event described in clause (iii) of the Change of Control definition has occurred in connection with such Change of Control, the highest sale price of a share of Common Stock of the Company on any trading day during the 60 consecutive trading days immediately preceding and following the date of such Change of Control as reported on the New York Stock Exchange Composite Tape, or other national securities exchange on which the Common Stock is traded, and published in The Wall Street Journal;

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means the Management Development and Nominating Committee of the Board (or such other committee of the Board that the Board shall designate), which shall consist of two or more members, each of whom shall be a non-employee director within the meaning of Rule 16b-3, as promulgated under the Act and serving at the pleasure of the Board. Notwithstanding the foregoing, with respect to Incentive Awards granted to non-employee directors, the Committee shall mean the entire Board.

(l) “Common Stock” means the common stock of the Company, par value $0.01 per share.

(m) “Company” means American Standard Companies Inc., a Delaware corporation, and any successor thereto.

(n) “Disability” means a Participant’s inability, due to reasonably documented physical or mental illness, for more than six months to perform his duties with the Company or a Subsidiary on a full time basis if, within 30 days after written notice of termination has been given to such Participant, he shall not have returned to the full time performance of his duties.

(o) “Dividend Equivalents” means an amount equal to the cash dividends paid by the Company upon one share of Common Stock for each Restricted Unit or property distributions awarded to a Participant in accordance with Section 8 of the Plan.

(p) “Employee” means an individual who is paid on the payroll of the Company or one of its Subsidiaries, and is classified on the employer’s human resource payroll system as a regular full-time or regular part-time employee.

(q) “Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Act.

(r) “Fair Market Value” means, on any date, the average of the highest and lowest sales price reported for such day on the principal national exchange on which the Common Stock is listed for trade or the average of the highest and lowest bid and asked prices on such date as reported on the principal nationally recognized system of price quotation on which the Common Stock is listed. In the event that there are no Common Stock transactions reported on such exchange or system on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported.

(s) “Family Member” means as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

(t) “Incentive Award” means the award of an Annual Incentive Award, a Long-Term Incentive Award, an Option, a Stock Appreciation Right, a Restricted Unit, or Restricted Stock under the Plan and shall also include an award of Common Stock or Restricted Units made in conjunction with other incentive programs established by the Company and so designated by the Committee.

(u) “Long-Term Incentive Award” means an Incentive Award made pursuant to Section 9 with a Performance Cycle of two years or more.

(v) “Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “Incentive Stock Option” with the meaning of Section 422 of the Code or (ii) an Option which is not an Incentive Stock Option (a “Non-Qualified Stock Option”).

(w) “Participant” means any Employee or any non-employee director of the Company designated by the Committee to receive an Incentive Award under the Plan, provided that non-employee directors shall not be eligible for Annual Incentive Awards, Long-Term Incentive Awards or Incentive Stock Options.

(x) “Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Incentive Award subject to Performance Goals has been earned.

(y) “Performance Goals” means the objectives for the Company, any Subsidiary or business unit thereof or individual that may be established by the Committee for a Performance Cycle with respect to any performance based Incentive Awards contingently awarded under the Plan. The Performance Goals for Incentive Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) of the Code shall be based on one or more of the following measures: sales, gross revenues, gross margins, earnings per share, internal rate of return, return on equity, return on capital, net income (before or after taxes), management net income, operating income, operating income before interest expense and taxes (“OEBIT”), segment income, cash flow, free cash flow or stock price. Performance Goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group or other external measure.

(z) “Plan” means the American Standard Companies Inc. 2002 Omnibus Incentive Plan, as set forth herein and as the same may be amended from time to time.

(aa) “Restricted Period” means the period during which Restricted Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Section 8 of the Plan.

(bb) “Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan which is subject to forfeiture and restrictions on transferability in accordance with Section 8 of the Plan.

(cc) “Restricted Unit” means a Participant’s right to receive pursuant to the Plan one share of Common Stock at the end of a specified period of time, which right is subject to forfeiture in accordance with Section 8 of the Plan.

(dd) “Retirement” means termination of a Participant’s employment on or after the Participant attains (i) age 55 with 5 years of service or (ii) age 50 with 10 years of service.

(ee) “Stock Appreciation Right” means the right to receive a payment from the Company, in cash or Common Stock, in an amount determined under Section 7 of the Plan.

(ff) “Subsidiary” means any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

Participants in the Plan shall be those Employees and non-employee directors selected by the Committee to participate in the Plan.

SECTION 4

ADMINISTRATION

4.1 Power to Grant and Establish Terms of Incentive Awards. The Committee shall have the authority, subject to the terms of the Plan, to determine the Participants to whom Incentive Awards shall be granted and the terms and conditions of any and all Incentive Awards, including but not limited to the number of shares of Common Stock to be covered by each Incentive Award, the time or times at which Incentive Awards shall be granted, and the terms and provisions of the instruments by which Options shall be evidenced; to designate Options as Incentive Stock Options or Non-Qualified Stock Options; to determine the period of time during which restrictions on Restricted Stock or Restricted Units shall remain in effect; and to establish and administer any Performance Goals applicable to Incentive Awards granted hereunder, as well as to determine Participants’ target Annual Incentive and Long-Term Incentive Awards. The proper officers of the Company may suggest to the Committee the Participants who should receive Incentive Awards. The terms and conditions of each Incentive Award shall be determined by the Committee at the time of grant, and such terms and conditions shall not be subsequently changed in a manner which would be adverse to the Participant without the consent of the Participant to whom such Incentive Award has been granted. The Committee may establish different terms and conditions for different Participants receiving Incentive Awards and for the same Participant for each Incentive Award such Participant may receive, whether or not granted at different times. The grant of any Incentive Award to any Participant shall neither entitle such Participant to, nor disqualify him from, the grant of any other Incentive Awards. Notwithstanding anything else contained in the Plan to the contrary, the Committee may delegate, subject to such terms and conditions or guidelines as it shall determine, to any employee of the Company or to a committee of employees of the Company any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers.

4.2 Administration. The Committee shall be responsible for the administration of the Plan. Any Incentive Award granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee, by majority action thereof, is authorized to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons. The Committee may consult with legal counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

4.3 Participants Based Outside the United States. Notwithstanding anything to the contrary herein, the Committee, in order to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries operate, shall have sole discretion to (i) modify the terms and conditions of Incentive Awards granted to Participants employed outside the United States, (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations, provided that no more than 1,000,000 shares shall be issued as Incentive Awards under such subplans; and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any subplan established hereunder.

4.4 Newly Eligible Participants. The Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive a performance based Incentive Award after the commencement of a Performance Cycle.

4.5 Restrictive Covenants and Other Conditions. The Committee may condition the grant of any Incentive Award under the Plan upon the Participant to whom such Incentive Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of an Option or the vesting or payment of any other Incentive Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Company and/or its Subsidiaries (including, without limitation covenants not to compete, not to solicit employees and customers that may have effect following the termination of the Participant’s employment and after the Option has been exercised or the Incentive Award has otherwise vested, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Incentive Award prior to any breach of any such covenant by the Participant).

4.6 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. To that end, and without limiting the generality of the foregoing, unless otherwise expressly provided herein or in any Incentive Award agreement, any amount payable or shares distributable hereunder in connection with the vesting of any Incentive Award (including upon the satisfaction of any applicable performance criteria) shall be paid not later than two and one-half months (or such other time as is required to cause such amounts not to be treated as deferred compensation under Section 409A of the Code) following the end of the taxable year of the Company or the Participant in which the Participant’s rights with respect to the corresponding Incentive Award (or portion thereof) ceased to be subject to a substantial risk of forfeiture. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A applies to any such Incentive Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

SECTION 5

STOCK SUBJECT TO PLAN

5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Common Stock available for Incentive Awards under the Plan shall be 16,500,000. The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued Common Stock, not reserved for any other purpose. The total number of shares of Common Stock available under the Plan for Incentive Awards other than Options and Stock Appreciation Rights shall not exceed 1,000,000.

5.2 Cancelled, Terminated, or Forfeited Awards. Any shares of Common Stock subject to an Incentive Award issued under this Plan which for any reason expires, or is canceled, terminated or otherwise settled without the issuance of any consideration, whether in cash, Common Stock or other property (including, without limitation, any shares issued in connection with a Restricted Stock award that are subsequently forfeited) shall again be available under the Plan.

5.3 Adjustment Due to Change in Capitalization. In the event of any Adjustment Event, (i) the aggregate number of shares of Common Stock available for Incentive Awards under Section 5.1, (ii) the aggregate limitations on the number of shares that may be awarded as a particular type of Incentive Award or that may be awarded to any particular Participant in any particular period under Section 5.4 and (iii) the aggregate number of shares subject to outstanding Incentive Awards and the respective prices and/or vesting criteria applicable to outstanding Incentive Awards shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, an Adjustment Event. To the extent deemed equitable and appropriate by the Committee, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation, dissolution, or other similar transaction, any Incentive Award granted under the Plan shall pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Incentive Award would have been entitled to receive in connection with such event.

Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged or shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any award of Restricted Stock or Restricted Units granted under the Plan as a result of any Adjustment Event-or any distribution of property shall, except as provided in Section 10 or as otherwise provided by the Committee at or after the date an award of Restricted Stock or Restricted Units is made by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of Restricted Stock or Restricted Units and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Company deems appropriate.

5.4 Incentive Award Limitations. Subject to Section 5.3:

(a)	the total number of shares of Common Stock subject to Options and Stock Appreciation Rights awarded to any Participant during a calendar year may not exceed 4,500,000;

(b)	the total amount of any Restricted Stock or Restricted Units that may be awarded to any Participant during a calendar year shall not exceed 450,000 shares or units as the case may be;

(c)	the total amount of any Annual Incentive Award paid to any Participant during a calendar year shall not exceed $3,000,000; and

(d)	the total amount of any Long-Term Incentive Award paid to any Participant during a calendar year shall not exceed $4,500,000.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee; provided that, in no event shall the Committee be permitted to grant Options conditioned on the surrender or cancellation of previously granted Options. Options granted to non-employee directors shall be in such amounts and intervals as determined by the Board from time to time. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options, except that no Incentive Stock Option may be granted to a non-employee director or to any Employee of a Subsidiary which is not a corporation (unless the Subsidiary is a disregarded entity for Federal income tax purposes). The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.4, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option shall be evidenced by an electronic or written document that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

6.2 Option Price. Non-Qualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price that is not less than the Fair Market Value on the date the Option is granted. Except in the event of an Adjustment Event, the Committee shall not have the power or authority to reduce the exercise price of any outstanding Option, whether through amendment, through the cancellation of existing grants and the issuance of new grants with lower exercise prices or by any other means.

6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions including the performance of a minimum period of service or the satisfaction of Performance

Goals, as the Committee may impose either at or after the time of grant of such Options, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee at grant, Options shall become exercisable in three equal installments on each of the first three anniversaries of the date of grant. Except as may be provided in any provision approved by the Committee pursuant to this Section 6.3, after becoming exercisable each installment shall remain exercisable until expiration, termination or cancellation of the Option. An Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. Notwithstanding the foregoing, no Option shall be exercisable for more than 10 years after the date on which it is granted.

6.4 Payment. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefor. Without limiting the generality of the foregoing, payment of the exercise price may be made (i) in cash or cash equivalents, (ii) by exchanging shares of Common Stock which have been owned by the Participant for at least six months’ at the time of exercise (or such greater or lesser period as the Committee shall determine), (iii) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to the exercise price, (iv) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock or (v) through such other procedures as the Committee may determine. As soon as administratively practicable after receipt of a written exercise notice and payment of the exercise price in accordance with this Section 6.4, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock.

6.5 Settlement. At the time a Participant exercises an Option in lieu of accepting payment of the exercise price of the Option and delivering the number of shares of Common Stock for which the Option is being exercised, the Committee may direct that the Company either (i) pay the Participant a cash amount, or (ii) issue a lesser number of shares of Common Stock having a Fair Market Value on the date of exercise, equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the

Option is being exercised exceeds the aggregate exercise price for such shares, based on such terms and conditions as the Committee shall establish; provided that, for the avoidance of doubt, in either case, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of such Option settled or net exercised pursuant to this Section 6.5 had been issued.

6.6 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

6.7 Termination of Employment Due to Retirement. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment with the Company or a Subsidiary terminates by reason of Retirement, any such Options granted to such Participant which are exercisable at the date of such Participant’s termination of employment may be exercised at any time during the remainder of the full term of such Options.

6.8 Termination of Employment Due to Death or Disability. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment with the Company or a Subsidiary terminates by reason of death or Disability, any such Options granted to such Participant which are exercisable at the date of such Participant’s termination of employment may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 11.2, at any time during the remainder of the full term of such Options.

6.9 Termination of Employment for Cause. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment with the Company or a Subsidiary is terminated for Cause, all Options granted to such Participant which are then outstanding (whether or not exercisable prior to the date of such termination) shall be forfeited.

6.10 Termination of Employment for Any Other Reason. Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant’s employment with the Company or a Subsidiary terminates for any reason other than one described in Section 6.7, 6.8 or 6.9, any Options granted to such Participant which are exercisable at the date of such Participant’s termination of employment shall be exercisable at any time prior to 90 days following such Participant’s termination of employment or the expiration of the term of such Options, whichever period is shorter.

6.11 Cancellation of Unvested Options. Notwithstanding anything else contained in this Section 6 to the contrary, unless otherwise determined by the Committee at or after the time of grant, upon a Participant’s termination of employment for any reason, including death, any Options granted to such Participant which are not exercisable as of the date of such termination of employment shall be cancelled.

6.12 Committee Discretion. Notwithstanding anything else contained in this Section 6 to the contrary, the Committee may permit all or any portion of any Options to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Committee shall determine for a period up to and including, but not beyond, the expiration of the term of such Options.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with an Option, or may granted on a freestanding basis, not related to any Option. A grant of a Stock Appreciation Right shall be evidenced in writing, whether as part of the agreement governing the terms of the Option, if any, to which such Stock Appreciation Rights relate or pursuant to a separate written agreement with respect to freestanding Stock Appreciation Rights, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.

7.2 Terms and Conditions of Stock Appreciation Rights. The terms and conditions (including, without limitation, the exercise period of the Stock Appreciation Right, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Stock Appreciation Right) applicable with respect to (i) Stock Appreciation Rights granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions applicable to the tandem Options and (ii) freestanding Stock Appreciation Rights shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option.

7.3 Exercise of Tandem Stock Appreciation Rights. Stock Appreciation Rights which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

7.4 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised; provided that, for the avoidance of doubt, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of such Stock Appreciation Right exercised had been issued.

SECTION 8

RESTRICTED STOCK AND RESTRICTED UNITS

8.1 Grant of Restricted Stock and Restricted Units. Any award made hereunder of Restricted Stock or Restricted Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Participant to pay the Company an amount equal to the par value per share for each share of Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion. As determined by the Committee, with respect to an award of Restricted Stock, the Company shall either (i) transfer or issue to each Participant to whom an award of Restricted Stock has been made the number of shares of Restricted Stock specified by the

Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an award of Restricted Units, no shares of Common Stock shall be issued at the time an award is made, and the Company shall not be required to set aside a fund for the payment of such award.

8.2 Restrictions on Transferability. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) shares of Restricted Stock to be transferred during the Restricted Period pursuant to Section 12.1, provided that any shares of Restricted Stock so transferred shall remain subject to the provisions of this Section 8.

8.3 Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A Participant shall not have any right, in respect of Restricted Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s stockholders until such time as the shares of Common Stock attributable to such Restricted Units have been issued. At the discretion of the Committee, a Participant’s Restricted Unit account may be credited with Dividend Equivalents during the Restricted Period.

8.4 Restricted Period. Unless the Committee shall otherwise determine at or after the date an award of Restricted Stock or Restricted Units is made to the Participant by the Committee, the Restricted Period shall commence upon the date of grant and shall lapse with respect to the shares of Restricted Stock or Restricted Units on the third anniversary of the date of grant, unless sooner terminated as otherwise provided herein. Without limiting the generality of the foregoing, the Committee may provide for termination of the Restricted Period upon the achievement by the Participant of Performance Goals specified by the Committee at the date of grant. The determination of whether the Participant has achieved such Performance Goals shall be made by the Committee in its sole discretion.

8.5 Legend. Each certificate issued to a Participant in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and shall be legended in such manner as the Company deems appropriate.

8.6 Death, Disability or Retirement. Unless the Committee shall otherwise determine at the date of grant, if a Participant ceases to be employed by the Company or any Subsidiary by reason of death, Disability or Retirement, the Restricted Period will lapse as to a pro rated portion of the shares of Restricted Stock and Restricted Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Units were granted (or in the case of an award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Units became vested); provided that, in the case of an award with respect to which the restrictions will lapse, if at all, based on the attainment of Performance Goals or targets, such vesting shall be deferred until the end of the applicable performance period and be based on that number of shares of Restricted Stock or Restricted Units, if any, that would have been earned based on the attainment or partial attainment of such Performance Goals or targets. Any shares of Restricted Stock or Restricted Units as to which the Restricted Period has not lapsed at the date of a Participant’s termination of employment by reason of death, Disability or Retirement (or which do not become vested after such date under the preceding sentence) shall revert back to the Company upon such Participant’s termination of employment (or, if applicable, such deferred vesting date).

8.7 Termination of Employment. Unless the Committee shall otherwise determine at or after the date of grant, if a Participant ceases to be employed by the Company or any Subsidiary for any reason other than those specified in Section 8.6 at any time prior to the date when the Restricted Period lapses, all shares of Restricted Stock held by the Participant shall revert back to the Company and all Restricted Units and any Dividend Equivalents credited to such Participant shall be forfeited upon the Participant’s termination of employment.

8.8 Issuance of New Certificates; Settlement of Restricted Units. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.2 and the Company shall issue or have issued new share certificates without the legend described in Section 8.5 in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Units, the Company shall deliver to the Participant, or the Participant’s beneficiary or estate, as provided in Section 12.2, one share of Common Stock for each Restricted Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to such

Restricted Units and any interest thereon. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Units. If a cash payment is made in lieu of delivering Common Stock, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Unit.

8.9 Performance Related Awards. Notwithstanding anything else contained in the Plan to the contrary and unless the Committee shall otherwise determine at the time of grant, to the extent required to ensure that the grant of an award of Restricted Shares or Restricted Units to an Executive Officer (other than an award which will vest solely on the basis of the passage of time) is deductible by the Company or such Subsidiary pursuant to Section 162(m) of the Code, any such award shall become vested, if at all, upon the determination by the Committee that Performance Goals established by the Committee have been attained, in whole or in part.

SECTION 9

ANNUAL AND LONG-TERM INCENTIVE AWARDS

9.1 Annual Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Annual Incentive Awards shall be payable in cash. If a Participant terminates employment before the end of a Performance Cycle due to death, Disability or Retirement, such Participant or his or her estate, shall be eligible to receive a prorated Annual Incentive Award based on (i) in the case of death or Disability, full achievement of the Participant’s Performance Goals for such Performance Cycle and (ii) in the case of Retirement, the actual achievement of the Performance Goals for such Performance Cycle, in each case prorated for the portion of the Performance Cycle coming before the Participant’s termination of employment. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Annual Incentive Award is authorized by the Committee for any reason other than death, Disability or Retirement, the Participant shall forfeit all rights to such Annual Incentive Award.

9.2 Long-Term Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Long-Term Incentive Awards shall be payable in cash.

If a Participant terminates employment before the end of a Performance Cycle due to death, Disability or Retirement, such Participant or his or her estate, shall be eligible to receive a prorated Long-Term Incentive Award based (i) in the case of death or Disability, full achievement of the Participant’s Performance Goals for such Performance Cycle and (ii) in the case of Retirement, the actual achievement of the Performance Goals for such Performance Cycle, in each case prorated for the portion of the Performance Cycle coming before the Participant’s termination of employment. Unless determined otherwise by the Committee at, or, in the case of a Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of a Long-Term Incentive Award is authorized by the Committee for any reason other than death, Disability or Retirement, the Participant shall forfeit all rights to such Long-Term Incentive Award.

9.3 Interpretation. Notwithstanding anything contained in the Plan to the contrary, to the extent required to so qualify any Annual Incentive Award, Long-Term Incentive Award, Restricted Unit or Restricted Stock intended to be qualified as other performance based compensation within the meaning of Section 162(m)(4)(c) of the Code, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Incentive Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such award to fail to qualify as other performance based compensation.

SECTION 10

CHANGE OF CONTROL

10.1 Accelerated Vesting and Payment. Subject to the provisions of Section 10.2 below, in the event of a Change of Control each Option and Stock Appreciation Right then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or Stock Appreciation Right and the Restricted Period shall lapse as to each share of Restricted Stock and each Restricted Unit then outstanding. In connection with such a Change of Control, the Committee may, in its discretion, provide that each Option and/or Stock Appreciation Right shall, upon the occurrence of such Change of Control, be canceled in exchange for a cash payment by the Company of the Change of Control Settlement Value per share; provided that, if, following the Change of Control and after taking into account any adjustment under Section 5.3 related to such Change of Control, the securities underlying any Options or Stock Appreciation Rights are not readily tradable on a public market, such a cash settlement shall occur automatically without any further action by the Committee.

10.2 Alternative Awards. Notwithstanding Section 10.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, Stock Appreciation Right, Restricted Share or Restricted Unit if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change of Control; provided that any such Alternative Award must:

(i) be based on stock which is traded on an established securities market;

(ii) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such award (determined at the time of the Change in Control in accordance with principles applicable under Section 424 of the Internal Revenue Code); and

(iv) have terms and conditions which provide that in the event that the Participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death, Disability or for Cause) or Constructively Terminated (as defined below), all of such Participant’s Option and/or SARs shall be deemed immediately and fully exercisable, the Restricted Period shall lapse as to each of the Participant’s outstanding Restricted Stock or Restricted Unit awards, and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or SAR, the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock or Restricted Stock Unit award, the Fair Market Value of the number of shares of Common Stock subject or related thereto.

For this purpose, a Participant’s employment or service shall be deemed to have been Constructively Terminated if, without the Participant’s written consent, the Participant terminates employment or service within 120 days following either (x) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, or (y) the relocation of the Participant’s principal place of employment or service to a location more than 30 miles away from the Participant’s prior principal place of employment or service.

10.3 Annual Incentive and Long-Term Incentive Awards. In the event of a Change of Control, (i) any Annual or Long-Term Incentive Awards relating to Performance Cycles ending prior to the Change of Control which have been earned but not paid shall become immediately payable in cash, (ii) any Performance Cycle for which Annual Incentive Awards are outstanding shall end, all Participants shall be deemed to have achieved a pro rata award equal to the product of (a) such Participant’s target award opportunity for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of full plus partial months that have elapsed since the beginning of such Performance Cycle to the date on which the Change of Control occurs and the denominator of which is twelve, the Company shall pay all such Annual Incentive Awards within ten days of such Change of Control, and Participants may elect to receive all payments in cash, and (iii) all then in progress Performance Cycles for Long-Term Incentive Awards are outstanding shall end, all Participants shall be deemed to have earned a pro rata award equal to the product of (a) such Participant’s target award opportunity for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of full plus partial months that have elapsed since the beginning of such Performance Cycle to the date on which the Change of Control occurs, the denominator of which is the total number of months in such Performance Cycle, the Company shall pay all such Long-Term Incentive Awards within ten days of such Change of Control, and Participants may elect to receive all such payments in cash.

10.4 Termination of Employment Prior to Change of Control. In the event that any Change of Control occurs as a result of any transaction described in subclause (iii) or (iv) of the definition of such term, any Participant whose employment is terminated due to death or Disability or by the Company for any reason other than Cause on or after the date, if any, on which the shareholders of the Company approve such transaction, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 10), as continuing in the Company’s employment until the occurrence of such Change of Control, and to have been terminated immediately thereafter.

10.5 No Amendment. Notwithstanding Section 11, the provisions of this Section 10 may not be amended in any respect for two years following a Change of Control.

10.6 Distribution of Amounts Subject to Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount that is subject to Section 409A of the Code is to be paid or distributed solely on account of a Change of Control (as opposed to being paid or distributed on account of termination of employment or within a reasonable time following the lapse of any substantial risk of forfeiture with respect to the corresponding Incentive Award), solely for purposes of determining whether such distribution or payment shall be made in connection with a Change of Control, the term Change of Control shall be deemed to be defined in the manner provided in Section 409A of the Code and the regulations thereunder. If any such distribution or payment cannot be made because an event that constitutes a Change of Control under the Plan is not a change of control as defined under Section 409A, then such distribution or payment shall be distributed or paid at the next event, occurrence or date at which such distribution or payment could be made in compliance with the requirements of Section 409A of the Code.

SECTION 11

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

Subject to Section 10.5, the Board may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan. Notwithstanding the foregoing, no action of the Board may, without the consent of a Participant, alter or impair his or her rights under any previously granted Incentive Award.

SECTION 12

MISCELLANEOUS PROVISIONS

12.1 Transferability of Awards. No Incentive Award granted under the Plan may be sold, transferred, pledged or assigned, or otherwise alienated or hypothecated, other than in accordance with Section 12.2 below, by will or by laws of descent and distribution;

provided that, the Committee may, in the appropriate award grant or otherwise, permit transfers of Non-Statutory Stock Options, Stock Appreciation Rights, Restricted Units or Restricted Shares to Family Members (including, without limitation, transfers affected by a domestic relations order) subject to such terms and conditions as the Committee shall determine.

12.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid or Incentive Awards outstanding at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his estate.

12.3 No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary or affiliate.

12.4 Tax Withholding. The Company or any Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or such Subsidiary promptly upon notification of the amount due, an amount, which may include shares of Common Stock, sufficient to satisfy Federal, state and local, including foreign, withholding tax requirements with respect to any Incentive Award (including payments made pursuant to Section 9), and the Company may defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose (i) to have Common Stock otherwise issuable or deliverable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock, in each case, having a Fair Market Value sufficient to satisfy not more than the Participant’s statutory minimum Federal, state and local tax obligations associated with the transaction.

12.5 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

12.6 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in cash or property, in a manner which is not expressly authorized under the Plan.

12.7 Requirements of Law. The granting of Incentive Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.8 Governing Law. The Plan, and all Incentive Awards made and actions taken thereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

12.9 Impact On Benefits. With the exception of Annual Incentive Awards, which shall be compensation for purposes of calculating a Participant’s rights under the Company’s employee benefit programs, Incentive Awards granted under the Plan are not compensation for purposes of calculating an Employee’s rights under any employee benefit program.

12.10 Securities Law Compliance. Instruments evidencing Incentive Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Incentive Award is granted or when he receives shares with respect to such Incentive Award (or at such other time as the Committee deems appropriate) that he is accepting such Incentive Award, or receiving or acquiring such shares (unless they are then covered by a Securities Act of 1933 registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

12.11 Term of Plan. If approved by shareholders, the Plan shall be effective January 1, 2002. The Plan shall expire on the seventh anniversary of the date on which it was first approved by the shareholders (except as to Incentive Awards outstanding on that date), unless sooner terminated pursuant to Section 11.

Adopted pursuant to duly authorized resolution of the Board of Directors of the Company on January 31, 2007

American Standard Companies Inc.

By:	/S/ MARY E. GUSTAFSSON
Mary Elizabeth Gustafsson
Senior Vice President
General Counsel & Secretary